Conmed Healthcare Management, Inc. Announces $10 Million, Multi-year Contract with Wicomico County, Maryland

LA PLATA, Md.--(BUSINESS WIRE)—October 1, 2007--Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full-service provider of correctional facility healthcare services, today announced a medical services agreement with Wicomico County, Maryland, becoming the 16th county serviced by Conmed in the state of Maryland.

The agreement, effective October 1, 2007, covers an initial period of 33 months, and is renewable thereafter in three two-year options, with an aggregate value of $10 million. Conmed will provide physician, nursing as well as associated health care services plus additional related administrative support. Monthly revenue is subject to annual increases and cost of living adjustments subject to the approval of Wicomico County.

Richard W. Turner, President and CEO of Conmed stated, "The reputation we have earned as a high quality healthcare service provider continues to deliver new growth opportunities for Conmed. The characteristics of Wicomico’s correctional facilities and inmate needs are an excellent fit to the service offerings that we provide, and we look forward to a mutually rewarding, long-term partnership with Wicomico County.”

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services county detention centers and facilities in 22 counties in five states, Washington, Oregon, Kansas, Virginia and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com

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Peter Seltzberg, 646-415-8972
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